Exhibit 99.1
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY EXECUTES MASTER AIRPORT ACCESS AGREEMENT
AT NORTHWEST FLORIDA BEACHES INTERNATIONAL AIRPORT
Agreement Provides Competitive Advantage for
St. Joe’s VentureCrossings Enterprise Centre
WaterSound, FL — November 29, 2010 — The St. Joe Company (“St. Joe”) (NYSE: JOE) announced today that it has executed a Master Airport Access Agreement (the “Agreement”) with the Panama City-Bay County Airport and Industrial District (the “Airport District”) regarding through-the-fence access at the new Northwest Florida Beaches International Airport.
As previously announced, St. Joe donated 4,000 acres within the West Bay Sector Plan for the airport’s construction. The Agreement announced today sets forth the process for implementing the through-the-fence rights originally established in the Land Donation Agreement. St. Joe worked closely with the Airport District on both agreements, which also reflect input from the Federal Aviation Administration.
Through-the-fence access will allow companies within VentureCrossings Enterprise Centre, St. Joe’s new commercial development adjacent to the airport, direct access to airport taxiways and runways. The Agreement identifies three initial through-the-fence access points within VentureCrossings and provides for flexibility as to the number and location of additional access points.
Under the Agreement, companies engaged in a wide range of industrial and aviation related operations may utilize the through-the-fence rights. St. Joe is moving forward with the planning and permitting process for construction of improvements necessary to meet the operational needs of end users.
“The execution of the Master Airport Access Agreement is a significant milestone for St. Joe and further advances our commercial development plans around the new airport.” said Britt Greene, President and CEO of St. Joe. “The agreement provides a clear roadmap for through-the-fence operations at our VentureCrossings development. With taxiway and runway access, virtually unlimited greenfield expansion capability adjacent to an international airport, and the ease of contracting with a single private entity, we are confident that VentureCrossings will be an ideal location for businesses across a wide range of industries.”
More information regarding the Master Airport Access Agreement will be available in a Form 8-K to be filed today with the U.S. Securities and Exchange Commission.

About St. Joe
The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.
Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q.
© 2010, The St. Joe Company. “St. Joe”, “VentureCrossings” and the “Taking Flight” design are service marks of The St. Joe Company.
St. Joe Investor Contact:
David Childers
904.301.4302
dchilders@joe.com
St. Joe Media Contact:
James McCusker — ICR, LLC.
203.682.8245
jmccusker@icrinc.com